UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 14, 2013

Fuse Science, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 N.W. 167 th Street, Suite E-21, Miami Lakes, Florida 33015

(Address of principal executive offices and zip code)

(305) 503-3873
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.         Unregistered Sales of Equity Securities.

On March 14, 2013, Fuse Science, Inc. (the “Company”) repurchased its outstanding Series A Warrants (the “Series A Warrants ”) from the holders thereof (the “Holders”) through an exchange offer. The Series A Warrants were originally issued on February 9, 2012 pursuant to a Securities Purchase Agreement dated February 7, 2012, among the Company and the Holders and were scheduled to expire on February 8, 2017. Accordingly, the Company believed that the Series A Warrants, which were currently exercisable on a “cashless basis,” represented a significant market “overhang” which has now been eliminated.

Under Exchange Agreements entered into among the Company and the Holders, (a) Holders of Series A Warrants to purchase an aggregate of 21,181,965 shares of our common stock agreed to exchange their Series A Warrants for an aggregate of 38,127,538 shares of our common stock (the “Exchange Shares”) (1.8 shares of our common stock for each share of common stock issuable upon exercise of the Series A Warrants) and (b) Holders of Series A Warrants to purchase an aggregate of 5,703,815 shares of our common stock agreed to exchange their Series A Warrants for (i) an aggregate of 8,555,723 Exchange Shares (1.5 Exchange Shares for each share of common stock issuable upon exercise of the Series A Warrants) and (ii) newly issued five-year warrants to purchase an equal number shares of our common stock, exercisable on a “cash only” basis at an exercise price of $0.30 per share (the “Exchange Warrants”). If exercised in full, the Exchange Warrants would generate $2.6 million in capital to the Company. The Exchange Warrants provide for registration of the underlying shares of common stock under the Securities Act of 1933 (the “Securities Act”) subsequent to the expiration of the Series B Warrants that we issued on March 7, 2013 pursuant to a Securities Purchase Agreement dated March 4, 2013 that we entered into with a group of investors.

The Holders also agree to certain volume restrictions on the resale of the Exchange Shares acquired by them.

2

The Exchange Shares and Exchange Warrants are being issued to the Holders pursuant to the exemption from registration afforded by Section 3(a)(9) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Name

10.1	Form Of Exchange Warrant

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

Date: March 15, 2013	By:	/s/ Brian Tuffin
Brian Tuffin, Chief Executive Officer

4